SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Soliciting Material Pursuant to §240.14a-12

PeopleSupport, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PeopleSupport, Inc.
1100 Glendon Avenue, Suite 1250
Los Angeles, CA 90024
(310) 824-6200

April 24, 2006

Dear Stockholder:

You are cordially invited to attend our 2006 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 10:00 A.M., Pacific Time, on Wednesday, May 24, 2006, at the Four Points by Sheraton, 5990 Green Valley Circle, Culver City, California 90230.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

We have also enclosed a copy of our 2005 Annual Report.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely,

Lance Rosenzweig
President, Chairman of the Board,
Chief Executive Officer and Secretary

PeopleSupport, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, May 24, 2006

To our Stockholders:

PeopleSupport, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders at 10:00 A.M., Pacific Time, on Wednesday, May 24, 2006, at the Four Points by Sheraton, 5990 Green Valley Circle, Culver City, California 90230.

We are holding this meeting:

•	to elect two Class II directors to serve until the 2009 annual meeting and until their successors are duly elected and qualified;

•	to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on April 10, 2006, are entitled to notice of and to vote at this meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 1100 Glendon Avenue, Suite 1250, Los Angeles, California.

It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the meeting.

By Order of the Board of Directors,

Lance Rosenzweig
President, Chairman of the Board,
Chief Executive Officer and Secretary

Los Angeles, California
April 24, 2006

PeopleSupport, Inc.

PROXY STATEMENT

Information Concerning Voting and Solicitation

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of PeopleSupport, Inc., a Delaware corporation (“PeopleSupport” or the “Company” or “we,” “our” and “us”), of proxies to be used at the 2006 Annual Meeting of Stockholders to be held at the Four Points by Sheraton, 5990 Green Valley Circle, Culver City, California 90230, at 10:00 A.M., Pacific Time, on Wednesday, May 24, 2006, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about April 24, 2006.

Appointment of Proxy Holders

The Board of Directors asks you to appoint Lance Rosenzweig, President and Chief Executive Officer, and Caroline Rook, Chief Financial Officer, as your proxy holders to vote your shares at the 2006 Annual Meeting of Stockholders. You make this appointment by voting the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on April 10, 2006, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on April 10, 2006, we had 18,476,905 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of April 10, 2006. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or by mail as described below. Stockholders holding shares through a bank or broker should follow the voting instructions on the proxy card provided to you.

Voting by Mail.  You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-paid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

Voting at the Annual Meeting.  You may attend the Annual Meeting and vote in person. Voting your proxy card by mail will not limit your right to vote at the Annual Meeting. If you decide to attend in person and vote, your vote at the meeting will supersede your prior vote by mail. The Board recommends that you vote by mail as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy from the bank or broker to be able to vote at the Annual Meeting.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for Class II directors and FOR the ratification of the appointment of the independent registered public accounting firm.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to PeopleSupport’s Secretary prior to the Annual Meeting; or

•	by submitting a substitute proxy of a later date that is properly executed on or before the time of the Annual Meeting.

Required Vote

Directors are elected by a plurality vote, which means that the nominee or nominees receiving the most affirmative votes will be elected. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of April 10, 2006, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders.

Abstentions and Broker Non-Votes

If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter from which you abstained. Consequently, your abstention will have the same effect as a vote against such matter.

If a broker indicates on the enclosed proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.

Solicitation of Proxies

PeopleSupport will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to non-objecting beneficial owners of our common stock.

IMPORTANT
Please promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

Proposal 1

Election of Directors

Directors and Nominees

Our Amended and Restated Certificate of Incorporation provides that the number of members on our Board of Directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. We currently have authorized seven directors. Our Board of Directors is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms:

•	Our Class I directors are Joe Rose and Frank Perna, and their terms will expire at the annual meeting of stockholders to be held in 2008. They are therefore not up for election at the current annual meeting.

•	Our Class II directors are Adam Berger and George Ellis, and their terms will expire at the Annual Meeting of stockholders to be held on May 24, 2006. If Messrs. Berger and Ellis are re-elected, our Board will continue to have seven members.

•	Our Class III directors are C. Larry Bradford, Michael Edell and Lance Rosenzweig, and their terms will expire at the annual meeting of stockholders to be held in 2007. They are therefore not up for election at the current annual meeting.

Accordingly, two Class II directors, Messrs. Berger and Ellis, have been nominated for election at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2009 and until their respective successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the nominating and corporate governance committee to fill the vacancy.

Messrs. Berger and Ellis, the Board of Directors’ nominees who are standing for election, were selected by the nominating and corporate governance committee. Certain biographical information about Mr. Berger and Mr. Ellis and the process for selecting them are set forth below.

There are no family relationships among any of our directors or executive officers.

Adam Berger has served as one of our directors since January 2003. Since June 1999, Mr. Berger has been President and Chief Executive Officer of WeddingChannel.com, a privately held company. Prior to joining WeddingChannel.com, from August 1994 to November 1998, Mr. Berger was President of The Franklin Mint, a global direct marketer and retailer of collectibles. Prior to joining The Franklin Mint, from August 1991 to July 1994, Mr. Berger was a consultant with Boston Consulting Group. Mr. Berger began his career with The Procter and Gamble Company in Cincinnati, holding various line management positions in product development and brand management. Mr. Berger has an M.B.A. with distinction from the Harvard Business School and a Bachelor of Science in Chemical Engineering from the University of California at Berkeley.

George H. Ellis has served as one of our directors since October 2004. Since January 2006, Mr. Ellis has been the Executive Chairman of SoftBrands, Inc., a global supplier of enterprise-wide software. From October 2001 to January 2006, Mr. Ellis served as Chairman and Chief Executive Officer of SoftBrands, Inc. and its predecessor, AremisSoft Corporation, which was reorganized under Chapter 11 of the U.S. Bankruptcy Code in August 2002. Mr. Ellis joined AremisSoft as Chief Executive Officer to facilitate its reorganization. Mr. Ellis also served on the Board of Directors of AremisSoft from April 1999 to February 2001. Prior to his appointment as Chairman and Chief Executive Officer of AremisSoft, from February 2000 to October 2001, Mr. Ellis was Executive Vice President and Chief Operating Officer of the Communities Foundation of Texas. Prior to joining the Communities Foundation of Texas, Mr. Ellis was a founder and Managing Director of Chaparral Ventures, Ltd., a Dallas based venture capital firm focused on electronic commerce investments. Prior to joining Chaparral Ventures, Mr. Ellis was Chief Financial Officer of Sterling Software, Inc. Mr. Ellis is a Certified Public Accountant and an attorney in the State of Texas. Mr. Ellis has a Bachelor of Science in Accounting from Texas Tech University and a Juris Doctor from Southern Methodist University. Mr. Ellis serves on the Board of Directors of Blackbaud, Inc., a publicly traded company.

Vote Required

The two nominees for Class II directors receiving the highest number of affirmative votes will be elected as Class II directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominee.

Your Board of Directors recommends a vote FOR the election of the nominees set forth above as Class II directors of PeopleSupport.

Executive Officers and Directors

The following table shows information about our executive officers and directors:

Name	Age	Position(s)

Lance Rosenzweig	43	President, Chief Executive Officer, Chairman of the Board and Secretary
Caroline Rook	47	Chief Financial Officer
Rainerio Borja	44	President of PeopleSupport (Philippines), Inc. and Vice President of Global Operations
George Hines	33	Chief Information Officer
Jerome Woods	57	Senior Vice President and General Manager of PeopleSupport Rapidtext, Inc.
Timothy Miller	36	Vice President of Service Delivery
Adam Berger(2)(3)	42	Director
C. Larry Bradford(1)(3)	69	Director
Michael Edell(1)(2)	43	Director
George Ellis(1)	57	Director
Frank Perna(2)	68	Director
Joe Rose(3)	55	Director

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and corporate governance committee

Lance Rosenzweig, one of our founders, has served as our Chairman of the Board of Directors since our inception in 1998. He has also served as our Chief Executive Officer since March 2002. Prior to joining us, from 1993 to 1997, Mr. Rosenzweig was a founder, Chairman and President of Newcastle Group, a privately held plastics manufacturing company. In 1993, Mr. Rosenzweig was a founder of Unisite, a privately held wireless cell site management company, which was acquired by American Tower in 2000 for over $200 million. Prior to 1993, Mr. Rosenzweig was a divisional Vice President at GE Capital, a Vice President in the investment banking group of Dean Witter (now Morgan Stanley), a Vice President in the investment banking group of Capel Court Pacific, an Australian investment banking firm, and a corporate planning manager of Jefferson Smurfit Corp., a multinational packaging company. Mr. Rosenzweig has 18 years of executive leadership experience with start-up and established companies. Mr. Rosenzweig has an M.B.A. in marketing, finance and information technology from Northwestern University’s Kellogg School of Management and a Bachelor of Science degree in Industrial Engineering, with Tau Beta Pi honors, from Northwestern University.

Caroline Rook has served as our Chief Financial Officer since June 2002. Prior to joining us, from June 2000 to June 2002, Ms. Rook was Corporate Leader, Financial Operations of Acxiom Corporation, a publicly traded technology company based in Little Rock, Arkansas that provides information management solutions. Prior to joining Acxiom, Ms. Rook was at Sterling Software, Inc., where she served as Vice President of Finance in the Business Intelligence Group and for two divisions. Ms. Rook has over 20 years of financial experience. Ms. Rook has a Bachelor of Science degree with honors in Computation from the University of Manchester Institute of Science and Technology (England) and is a Fellow of the Institute of Chartered Accountants in England and Wales.

Rainerio Borja has served as our President of PeopleSupport (Philippines), Inc. since May 2000 and Vice President of Global Operations since March 2003. Prior to joining us, from August 1999 to April 2000, Mr. Borja was the Director of Professional Services and Support — Asia/Pacific, for Epicor Corporation, a publicly traded software company. Prior to joining Epicor Corporation, from March 1998 to May 1999, Mr. Borja was Regional Services Director for Danka Corporation, a publicly traded digital imaging company. Prior to joining Danka Corporation, Mr. Borja held several management positions with Unisys Corporation throughout the Asia/Pacific region for over 10 years where he was responsible for running the Asia/Pacific Training Center, the Advanced Systems Support Group and its Regional Consulting Organization. Mr. Borja’s last position with Unisys was as Director of Services and Support, Global Customer Services. Mr. Borja has over 14 years of experience managing large-scale customer service, IT support and consulting organizations within the Asia/Pacific region. Mr. Borja has a Bachelor of Science in Commerce from De La Salle University.

George Hines has served as PeopleSupport’s Chief Information Officer since December 2005. Prior to joining PeopleSupport, from August 2004 to December 2005, Mr. Hines served as Executive Vice President of Operations and Chief Technology Officer for ChaseCom Limited Partnership, where he was responsible for the company’s network, telephone and call center systems in the United States and offshore. Prior to joining ChaseCom, from April 2000 to August 2004, Mr. Hines served as a Senior Manager — Telecommunications Industry Practice with Deloitte Consulting, LLP. Mr. Hines holds a Bachelor of Science in Management Information Systems from Millikin University.

Jerome Woods has served as our Senior Vice President and General Manager of PeopleSupport Rapidtext, Inc. since January 2006 when we acquired Rapidtext, Inc. and its subsidiary, The Transcription Company. Prior to joining PeopleSupport in connection with the acquisition, from January 2000 to January 2006, Mr. Woods served as the President of Rapidtext, Inc. and its subsidiary, The Transcription Company, and oversaw the growth of these companies as providers of transcription and captioning services for customers in the insurance, law enforcement, entertainment, education and medical markets.

Timothy Miller has served as our Vice President of Service Delivery since October 2004 and as our Director of Operations since February 2003. Prior to joining PeopleSupport, from May 2002 to February 2003, Mr. Miller was the Senior Project Manager, Offshore Operations at Stream International, Inc. where he was responsible for integration of its offshore operations. Prior to joining Stream, from June 2000 to February 2002, Mr. Miller was Senior Manager, Service Delivery for Excite@HOME, Inc. where he was responsible leading a virtual contact center operation. Mr. Miller holds a Bachelor of Arts in Accounting, Business Administration and English from Augustana College.

Adam Berger has served as one of our directors since January 2003. Since June 1999, Mr. Berger has been President and Chief Executive Officer of WeddingChannel.com, a privately held company. Prior to joining WeddingChannel.com, from August 1994 to November 1998, Mr. Berger was President of The Franklin Mint, a global direct marketer and retailer of collectibles. Prior to joining The Franklin Mint, from August 1991 to July 1994, Mr. Berger was a consultant with Boston Consulting Group. Mr. Berger began his career with The Procter and Gamble Company in Cincinnati, holding various line management positions in product development and brand management. Mr. Berger has an M.B.A. with distinction from the Harvard Business School and a Bachelor of Science in Chemical Engineering from the University of California at Berkeley.

C. Larry Bradford has served as one of our directors since May 1999. Prior to joining us, from November 1992 to November 1994, Mr. Bradford was Vice President of Sales and Marketing for Jefferson Smurfit Group, a multinational packaging company. From February 1991 to October 1992, Mr. Bradford served as Vice President of the Container Division at Jefferson Smurfit and, from January 1983 to January 1991, he was Vice President of the Folding Carton and Boxboard Mill Division. Prior to joining Jefferson Smurfit, Mr. Bradford was a Vice President at Potlatch Corporation, a publicly traded forest products company. Mr. Bradford has a Bachelors of Science degree from St. Louis University with an emphasis in Electrical Engineering and served as a Lieutenant in the Air Force National Guard.

Michael Edell has served as one of our directors since June 2002. Mr. Edell is currently the Managing Partner of Spire Equity, a private equity firm that provides strategic planning and execution capabilities in addition to investment capital to the high technology industry. Mr. Edell is also the Founder of Warehouse Auction Centers,

Inc., a privately held online e-commerce site for collectible items, and is General Partner of Warp Nine Partners, LLC, a real estate partnership. Mr. Edell also serves on the board of Altametrics Inc., a leading provider of hosted enterprise solutions to the restaurant industry in addition to the advisory boards of numerous other high technology companies. From September 1983 to February 2003, Mr. Edell was the President and Chief Executive Officer of eLabor.com, a privately held technology company that developed workforce management software both as licensed and hosted solutions. Mr. Edell spun off the project management division of eLabor, which was acquired by Microsoft Corporation in 2002 and then sold the company to ADP in 2003.

George H. Ellis has served as one of our directors since October 2004. Since January 2006, Mr. Ellis has been the Executive Chairman of SoftBrands, Inc., a global supplier of enterprise-wide software. From October 2001 to January 2006, Mr. Ellis served as Chairman and Chief Executive Officer of SoftBrands, Inc. and its predecessor, AremisSoft Corporation, which was reorganized under Chapter 11 of the U.S. Bankruptcy Code in August 2002. Mr. Ellis joined AremisSoft as Chief Executive Officer to facilitate its reorganization. Mr. Ellis also served on the Board of Directors of AremisSoft from April 1999 to February 2001. Prior to his appointment as Chairman and Chief Executive Officer of AremisSoft, from February 2000 to October 2001, Mr. Ellis was Executive Vice President and Chief Operating Officer of the Communities Foundation of Texas. Prior to joining the Communities Foundation of Texas, Mr. Ellis was a founder and Managing Director of Chaparral Ventures, Ltd., a Dallas based venture capital firm focused on electronic commerce investments. Prior to joining Chaparral Ventures, Mr. Ellis was Chief Financial Officer of Sterling Software, Inc. Mr. Ellis is a Certified Public Accountant and an attorney in the State of Texas. Mr. Ellis has a Bachelor of Science in Accounting from Texas Tech University and a Juris Doctor from Southern Methodist University. Mr. Ellis serves on the Board of Directors of Blackbaud, Inc., a publicly traded company.

Frank Perna has served as one of our directors since January 2006. From December 1998 until his retirement in February 2005, Mr. Perna served as Chairman and Chief Executive Officer of MSC.Software, the leading global provider of virtual product development solutions, including simulation software and services. Before becoming Chairman and Chief Executive Officer of MSC.Software, Mr. Perna served as a director on the boards of both MSC.Software and PDA Engineering Inc. (which was acquired by MSC.Software in 1994). From 1994 through 1998, Mr. Perna served as Chairman and Chief Executive Officer of EOS Corporation, a high technology electronics manufacturer and also as chairman of Software.com, a software solutions provider. From 1984 through 1993, Mr. Perna was President (and Chief Executive Officer from 1990) of MagneTek, an international manufacturer of electrical equipment. During his tenure at MagneTek, Mr. Perna managed the strategic growth of the company from $195 million to more than $1.5 billion in annual revenue. Mr. Perna also spent 17 years at General Motors in the area of engineering test and computer simulation and has held senior management positions at Whittaker Corporation, Bell & Howell and Sun Electric.

Joe Rose has served as one of our directors since June 2005. From 1997 to 2003, Mr. Rose served as Executive Vice President and Chief Operating Officer of SOURCECORP, Inc. a leading provider of BPO and related consulting services. The company successfully completed 72 acquisitions of complementary businesses during this period. During his tenure, Mr. Rose also served on the company’s Board of Directors and its Executive Committee. Before joining SOURCECORP, Mr. Rose was Chief Executive Officer and a member of the Board of Directors of FormMaker Software, a document automation software and services firm, which merged with Image Sciences to eventually become Docucorp International. Prior to FormMaker, Mr. Rose held various senior executive management positions with the Harland Company, National Data Corporation and Electronic Data Systems. Rose is also involved in private investments in real estate and emerging technology companies. Mr. Rose also served on the Board of Directors for Captiva Software, Inc., an enterprise content management software company, until its successful merger with EMC in December 2005.

Board Meetings

Our Board of Directors held six meetings in 2005 and took no action by unanimous written consent in 2005. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors held during the period for which such directors served on our Board and of the committees on which such directors served. It is the Company’s policy that all members of the Board of Directors attend the Company’s Annual Meeting of

Stockholders, absent exigent circumstances. All of the current members of our Board of Directors who served in that capacity immediately following our 2005 Annual Meeting of Stockholders attended such annual meeting.

  Committees of the Board of Directors

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The Board has determined that each director who serves on these committees is “independent,” as that term is defined by listing standards of The Nasdaq Stock Market and Securities and Exchange Commission (SEC) rules.

  Audit Committee

The members of the audit committee are C. Larry Bradford, Michael Edell and George Ellis (Chairman). The audit committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee oversees management’s implementation of the Company’s policies and procedures in compliance with the Sarbanes-Oxley Act of 2002. The audit committee oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy it that the accounting firm is independent of management. The audit committee held fourteen meetings in 2005. The written audit committee charter is available on the “Corporate Governance” section of our website at www.peoplesupport.com. The Board of Directors has determined that Mr. Ellis, the Chairman of the audit committee, is an “audit committee financial expert” within the meaning of Item 401(h)(2) of Regulation S-K. See Mr. Ellis’ biography above for a discussion of his business experience.

  Compensation Committee

The members of the compensation committee are Adam Berger, Michael Edell (Chairman) and Frank Perna. The compensation committee determines our general compensation policies and the compensation provided to our directors and officers. The compensation committee reviews and determines bonuses for our directors and officers. In addition, the compensation committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans. The compensation committee held five meetings in 2005.

  Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Adam Berger, C. Larry Bradford (Chairman) and Joe Rose. The nominating and corporate governance committee makes recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board. In addition, the nominating and corporate governance committee oversees our corporate governance guidelines and report and makes recommendations to the Board concerning corporate governance matters. The nominating and corporate governance committee held six meetings in 2005. The written nominating and corporate governance committee charter is available on the “Corporate Governance” section of our website at www.peoplesupport.com.

Director Nominations

The nominating and corporate governance committee nominates directors for election at each annual meeting of stockholders and nominates new directors for election by the Board of Directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and nominate qualified candidates for election to the Board of Directors.

The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The nominating and corporate governance committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The nominating and corporate governance committee believes that nominees for director should have experience, including management or accounting and finance, or industry and technology knowledge, that may be useful to PeopleSupport and the Board, highest personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee, among other things, intends to assure that at least one member of the Board meets the criteria for an “audit committee financial expert” as defined by SEC rules, that a majority of the members of the Board to meet the definition of “independent director” under the rules of The Nasdaq Stock Market. The nominating and corporate governance committee also believes it is appropriate for the Chief Executive Officer to participate as a member of the Board.

Prior to each annual meeting of stockholders, the nominating and corporate governance committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the committee will nominate new candidates for Board membership. Candidates for director may be suggested by the committee members, by other Board members, by stockholders or by legal or other advisors to the Company. In addition, the committee may from time to time engage an executive search firm to identify qualified candidates.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to PeopleSupport’s Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, we must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day we mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, PeopleSupport, Inc., 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024. You may obtain a copy of our Bylaws by writing to the Secretary at this address.

Stockholder Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communication in writing to: Secretary, PeopleSupport, Inc., 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024. You must include your name and address in the written communication and indicate whether you are a stockholder of PeopleSupport. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Directors’ Compensation

All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. For 2006, our non-employee, or outside, directors are entitled to receive an annual cash fee of $30,000. In addition, the chair of our audit committee receives $10,000, the chairs of our compensation committee and nominating and corporate governance committee each receive $5,000, non-chair members of our audit committee each receive $5,000, non-chair members of our compensation committee each receive $2,500 and non-chair members of our nominating and corporate governance committee each receive $2,000. All cash payments to directors are made quarterly in arrears. In 2005, our outside directors received an annual cash fee of $15,000. In addition, in 2005, the chair of our audit committee received $10,000, the chairs of our compensation committee and nominating and corporate governance committee each received $5,000, and the non-chair members of our audit, compensation and nominating committees each received $2,500. The change in cash compensation of our outside directors in 2006 from 2005 levels was approved by our Board of Directors in October 2005 pursuant to the recommendation of our compensation committee after consultation with an independent third-party compensation consulting firm. The compensation changes, which were made to reflect market norms for outside directors, were originally reported in the Company’s Current Report on Form 8-K filed on October 26, 2005.

Our non-employee directors who served on our Board of Directors at the time of our initial public offering (Messrs. Berger, Bradford, Edell and Ellis) each received an option to acquire 20,000 shares of our common stock. The options were granted on October 7, 2004 following the closing of the initial public offering and vest quarterly over a three-year period. The per share exercise price of these options was $6.80. On June 28, 2005, following his election to our Board of Directors at our 2005 Annual Meeting of Stockholders, Mr. Rose received an option to acquire 20,000 shares of our common stock, which options vest quarterly over a three-year period. The per share exercise price of these options was $9.69.

On December 29, 2005, upon the recommendation of the nominating and corporate governance committee, the Board of Directors appointed Mr. Frank Perna to the Board of Directors. In accordance with the Company’s Bylaws, Mr. Perna was appointed as a member of that class of directors, in this case Class  I, which had the fewest members. On December 30, 2005, Mr. Perna received a discretionary grant of an option to acquire 15,000 shares of our common stock and restricted stock units (“RSUs”) to receive 1,650 shares of our common stock. These options vest quarterly in equal installments over a three-year period and the RSUs vest annually over three years in equal installments. The per share exercise price of the option was $8.49.

In addition to equity initially granted to non-employee directors, each non-employee director is entitled to receive an automatic annual grant of options to acquire 5,000 shares of our common stock, which will vest quarterly, in equal installments, over a one-year period. On October 7, 2005, each of our non-employee directors who served at the time of our initial public offering (Messrs. Berger, Bradford, Edell and Ellis) received an automatic grant of an option to acquire 5,000 shares of our common stock at the exercise price of $7.69 per share. In 2006, the annual automatic option grant to each non-employee director will be made to each director who is serving on our Board of Directors immediately following our regular annual meeting of stockholders.

In addition to the automatic annual option grant to continuing non-employee directors set forth above, on October 20, 2005, pursuant to the recommendation of the compensation committee, our Board of Directors made grants to each of the non-employee directors who had been in service on the Board during the previous twelve months of (i) an option to purchase 800 shares of common stock of the Company, and (ii) 650 RSUs. The stock options have an exercise price of $7.23 per share and will vest and become exercisable quarterly in equal installments over a one-year period with each quarter of completed service on our Board of Directors. The RSUs will vest in full one year from the date of the grant, which means that on the vesting date the recipient will be issued the 650 shares covered by the RSU award if he has completed a full year of service on our Board of Directors on that date. Accordingly, each of Messrs. Berger, Bradford, Edell and Ellis received a discretionary grant of options to acquire 800 shares of our common stock at the exercise price of $7.23 per share and 650 RSUs.

Compensation committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or compensation committee. None of our employees or current or former officers is a member of our compensation committee.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics that is applicable to our directors, officers and employees. This Code of Ethics is designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. A copy of our Code of Ethics is available on the “Corporate Governance” section of our website at www.peoplesupport.com. We will post any amendments to, or waivers from, our Code of Ethics at that location on our website.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of April 10, 2006, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our named executive officers listed in the Summary Compensation Table, (iii) each of our directors and (iv) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o PeopleSupport, Inc., 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The percentage of common stock beneficially owned is based on 18,476,905 shares outstanding as of April 10, 2006. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after April 10, 2006. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage

5% Stockholders:
FMR Corp.(1)	998,448	5.40%
Deephaven Capital Management, LLC(2)	1,233,424	6.68%
Wasatch Advisors, Inc.(3)	937,700	5.07%
Directors and executive officers:
Lance Rosenzweig(4)	877,906	4.75%
Adam Berger(5)	4,491	*
C. Larry Bradford(6)	302,180	1.64%
Michael Edell(7)	33,148	*
Joe Rose(8)	5,000	*
Frank Perna(9)	1,250	*
George Ellis(10)	12,900	*
Caroline Rook(11)	112,150	*
Rainerio Borja(12)	77,097	*
Jerome Woods(13)	85,302	*
Timothy Miller(14)	13,856	*
All directors and executive officers as a group(12 persons)(15)	1,592,336	8.62%

*	Less than 1.0%

(1)	The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109. The number of shares set forth in this table is as reported in a Schedule 13G/A filed by FMR Corp. on April 10, 2006, under the Securities Exchange Act of 1934. We have no reason to believe that the information in the Schedule 13G/A was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(2)	The address for Deephaven Capital Management, LLC is 130 Cheshire Lane, Suite 102, Minnetonka, MN 55305. The number of shares set forth in this table is as reported in a Schedule 13G filed by Deephaven Capital Management, LLC on April 4, 2005, under the Securities Exchange Act of 1934. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(3)	The address for Wasatch Advisors, Inc. is 150 Social Hall Avenue, Suite 400, Salt Lake City, UT 84111. The number of shares set forth in this table is as reported in a Schedule 13G filed by Wasatch Advisors, Inc. on February 15, 2005, under the Securities Exchange Act of 1934. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(4)	Includes 140,478 shares of common stock held by the Rosenzweig 2004 Irrevocable Trust 1 of which Mr. Rosenzweig is a trustee, and 3,649 shares of common stock held by C/F Rebecca Rosenzweig CA UGMA, of which Mr. Rosenzweig is a trustee. Includes options to purchase 15,967 shares of our common stock that are exercisable immediately or within 60 days of April 10, 2006.

(5)	Includes options to purchase 4,491 shares of our common stock that are exercisable immediately or within 60 days of April 10, 2006.

(6)	Includes options to purchase 113,314 shares of our common stock that are exercisable immediately or within 60 days of April 10, 2006.

(7)	Includes options to purchase 31,148 shares of our common stock that are exercisable immediately or within 60 days of April 10, 2006.

(8)	Includes options to purchase 5,000 shares of our common stock that are exercisable immediately or within 60 days of April 10, 2006.

(9)	Includes options to purchase 1,250 shares of our common stock that are exercisable immediately or within 60 days of April 10, 2006.

(10)	Includes options to purchase 12,900 shares of our common stock that are exercisable immediately or within 60 days of April 10, 2006.

(11)	Includes options to purchase 14,067 shares of our common stock that are exercisable immediately or within 60 days of April 10, 2006.

(12)	Includes options to purchase 43,795 shares of our common stock that are exercisable immediately or within 60 days of April 10, 2006.

(13)	Includes 85,302 shares of common stock held by the Seaquestor Trust of which Mr. Woods’ daughter is the trustee.

(14)	Includes options to purchase 13,856 shares of our common stock that are exercisable immediately or within 60 days of April 10, 2006.

(15)	These 12 individuals include all directors and executive officers detailed in notes 4 through 14 above and Parham Farahnik. Mr. Farahnik transitioned out of his position as Senior Vice President of Sales & Marketing into working for the Company in a part-time capacity in February 2006. Includes Mr. Farahnik’s 59,681 shares of our common stock and options to purchase 7,375 shares of our common stock that are exercisable immediately or within 60 days April 10, 2006.

Performance Graph

The comparison of the total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on October 1, 2004 in each of the Company, the NASDAQ Stock Market Index and the NASDAQ Computer & Data Processing Index. The following results and comparisons shown in the graph below are based upon historical data and are not indicative of, nor intended to forecast future performance of, the Company’s Common Stock.

ASSUMES $100 INVESTED ON OCTOBER 1, 2004
ASSUMES DIVIDENDS REINVESTED
Year Ended December 31, 2005

Total Return Analysis

	10/1/04	10/29/04	11/30/04	12/31/04	1/31/05	2/28/05	3/31/05	4/30/05
PeopleSupport, Inc.	$100.00	$144.62	$136.15	$153.38	$156.62	$172.92	$135.38	$143.23
NASDAQ Stock Market Index	$100.00	$101.60	$107.86	$111.99	$106.16	$105.56	$102.87	$99.13
Computer Programming and Data Processing Index	$100.00	$102.32	$109.20	$112.59	$108.25	$104.47	$101.62	$100.96

	5/31/05	6/30/05	7/31/05	8/31/05	9/30/05	10/31/05	11/30/05	12/31/05
PeopleSupport, Inc.	$150.00	$140.31	$147.54	$129.54	$120.77	$123.08	$129.85	$130.62
NASDAQ Stock Market Index	$106.80	$106.36	$113.15	$111.35	$111.44	$110.01	$116.01	$114.37
Computer Programming and Data Processing Index	$108.52	$106.38	$109.97	$111.58	$111.34	$113.48	$118.80	$116.40

Sources:  NASDAQ Online and Center for Research in Security Prices (CRSP) at the University of Chicago.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the common stock, to file with the SEC initial reports of beneficial ownership (Form 3), reports of changes in beneficial ownership of common stock and other equity securities of the Company (Form 4) and annual reports of changes in beneficial ownership of common stock and other equity securities of the Company not otherwise required to be disclosed on a Form 4 (Form 5). Officers, directors and greater than 10%

stockholders of the Company are required by SEC rules to furnish to the Company copies of all Section 16(a) reports they file. In fiscal 2005, to our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for fiscal 2005, except as follows: each of Messrs Adam Berger, Larry Bradford, Michael Edell, George Ellis and Timothy Miller filed one report as to one transaction after the due date relating to a stock option grant.

Report of the Audit Committee

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by PeopleSupport under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee operates under a written charter adopted by the Board of Directors. A copy of the audit committee Charter is available on the “Corporate Governance” section of our website at www.peoplesupport.com. As required by the rules of The Nasdaq Stock Market and the SEC, the audit committee has three members. All of the audit committee members meet the independence standards established under the rules, and at least one member qualifies as a “financial expert” as required by the rules.

The audit committee assists the Board in fulfilling its responsibility to oversee management’s implementation of PeopleSupport’s financial reporting process. It is not the duty of the audit committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In discharging its oversight role, the audit committee reviewed and discussed the audited financial statements contained in the 2005 Annual Report with PeopleSupport’s management and independent registered public accounting firm. The audit committee also reviewed management’s efforts to establish and maintain adequate internal controls over financial reporting, as required by section 404 of the Sarbanes-Oxley Act of 2002. In this oversight role, the audit committee met regularly with PeopleSupport’s management and independent registered public accounting firm, as well as with an independent consulting firm engaged by PeopleSupport to assist with section 404 compliance efforts.

The audit committee met privately with the independent registered public accounting firm, and discussed issues deemed significant by the independent registered public accounting firm, including those required by Statements on Auditing Standards No. 61 and No. 90 (audit committee Communications), as amended. In addition, the audit committee discussed with the independent registered public accounting firm its independence from PeopleSupport and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees), and considered whether the provision of non-audit services was compatible with maintaining the registered public accounting firm’s independence.

Based upon these reviews and discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in PeopleSupport’s annual report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Respectfully submitted on April 24, 2006, by the members of the audit committee of the Board:

George Ellis (Chairman)
C. Larry Bradford
Michael Edell

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding the compensation we paid to our chief executive officer and each of our other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to us in 2005. We refer to these individuals as our “named executive officers.”

Summary Compensation Table

						Long-Term
	Annual Compensation(1)					Compensation
				Other Annual	Restricted	Restricted	Securities
		Salary	Bonus	Compensation	Stock	Stock	Underlying
Name and Principal Position(s)	Year	($)	($)	($)(2)	Awards ($)(3)	Awards (#)	Options (#)

Lance Rosenzweig(4)	2005	$279,485	$187,946	$5,609	$90,375	12,500	125,000
President, Chief Executive	2004	275,000	239,484	2,830,325	—	—	54,745
Officer And Secretary	2003	228,242	93,750	14,843	—	—	—
Caroline Rook	2005	$203,262	$51,540	—	$36,150	5,000	50,000
Chief Financial Officer	2004	200,000	59,000	$627,725	—	—	—
	2003	180,769	30,000	—	—	—	36,496
Rainerio Borja(5)	2005	$200,794	$67,094	$42,706	$36,150	5,000	50,000
President of PeopleSupport	2004	235,723	46,000	313,852	—	—	—
(Philippines), Inc. and Vice President of	2003	204,905	47,417		—		54,745
Global Operations
Parham Farahnik(6)	2005	$184,616	$187,996	—	$36,150	5,000	50,000
Former Senior Vice President of	2004	175,000	129,571	$376,635	—	—	—
Sales & Marketing	2003	151,442	65,476	181,020	—	—	54,744
Timothy Miller(7)	2005	$132,120	$27,361	$86,580	$24,098	3,333	43,333
Vice President, Service Delivery

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers that are available generally to all of our salaried employees and certain perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of any such named executive officer’s total annual compensation.

(2)	In accordance with the terms of our management incentive plan, senior management and other key employees received payments based on proceeds received by us and selling stockholders in connection with our initial public offering. Under the terms of our management incentive plan, our named executive officers received the following payments in October 2004: Lance Rosenzweig, $2,824,760; Caroline Rook, $627,725; Parham Farahnik, $376,635; and Rainerio Borja, $313,852. In addition, Timothy Miller received a payment of $10,000 from the management incentive plan in 2005.

(3)	The aggregate number of RSUs issued during the year ended December 31, 2005 were 49,728. The per share value of the RSUs granted to the named executives was $7.23. All RSU grants vest over three years, one-third on each anniversary date.

(4)	For Mr. Rosenzweig, other annual compensation consists of a car allowance of $14,843, $5,565 and $5,609 in 2003, 2004, and 2005, respectively, in addition to the management incentive plan payment of $2,824,760 in 2004 described above.

(5)	For Mr. Borja, other annual compensation in 2005 consists of a housing allowance of $17,647 and a transportation allowance of $25,059.

(6)	For Mr. Farahnik, other annual compensation in 2003 consists of sales commissions. In February 2006, Mr. Farahnik transitioned out of his position as Senior Vice President of Sales & Marketing into working for the Company in a part-time capacity.

(7)	For Mr. Miller, other annual compensation in 2005 consists of a housing allowance of $20,070, and tax allowance of $56,510 in addition to the management incentive plan payment of $10,000 in 2004 described above.

  Equity Grants in Last Fiscal Year

The following tables present all grants of stock options made during the year ended December 31, 2005 to each of the named executive officers.

	Individual Stock Option Grants
	Number of	% of Total			Potential Realizable Value
	Securities	Options			at Assumed Annual Rates
	Underlying	Granted to	Exercise		of Stock Price Appreciation
	Options	Employees	Price per	Expiration	for Option Term(4)
Name	Granted(1)	in 2005(2)	Share(3)	Date	5%	10%

Lance Rosenzweig	112,500	12.5%	$7.23	10/20/15	$742,423	$1,663,973
Caroline Rook	45,000	5.0%	7.23	10/20/15	296,969	665,589
Rainerio Borja	45,000	5.0%	7.23	10/20/15	296,969	665,589
Parham Farahnik	45,000	5.0%	7.23	10/20/15	296,969	665,589
Timothy Miller	40,000	4.4%	8.12	10/20/15	228,273	555,935

(1)	Represents options we granted to our named executive officers under our 2004 Stock Incentive Plan.

(2)	Based on options to purchase an aggregate of 903,080 shares of common stock granted to employees during the fiscal year ended December 31, 2005.

(3)	The options were granted in accordance with an executive compensation plan adopted on October 20, 2005 by the Board of Directors. The closing price of the Company’s stock on October 20, 2005 was $7.23 per share.

(4)	The potential realizable value is calculated based on the term of the option at its time of grant, which is ten years. This value is net of exercise prices and before taxes, and is based on our closing stock price of $8.49 per share on December 30, 2005. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.

Equity Compensation Plan Information

Number of
	Number of		Securities
	Securities to be		Remaining Available
	Issued upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
Plan Category	Outstanding Options	Outstanding Options	Compensation Plans

Equity compensation approved by stockholders	1,699,000	$5.58	757,000
Equity compensation plans not approved by stockholders	—	—	—

Option Exercises and Year-End Option Values

The following table sets forth, with respect to the named executive officers, the number of shares acquired and the value realized, if any, upon exercise of stock options during fiscal 2005 and the exercisable and unexercisable options held by them as of December 30, 2005. The value of unexercised in-the-money options represents the total gain which would be realized if all in-the-money options held at December 30, 2005 were exercised, and is determined by multiplying the number of shares underlying the options by the difference between our closing stock price of $8.49 on December 30, 2005 and the per share option exercise price.

			Number of Securities
	Number of		Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired	Value	December 30, 2005		December 30, 2005 ($)(2)
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lance Rosenzweig	15,967	$129,971	10,265	141,013	$82,941	$372,131
Caroline Rook	31,935	257,719	0	74,654	0	296,298
Rainerio Borja	33,302	273,409	34,672	75,568	176,350	303,683
Parham Farahnik(3)	12,015	70,332	3,497	71,536	28,254	271,111
Timothy Miller	2,000	20,280	10,762	45,487	39,455	82,623

(1)	Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise.

(2)	The value of unexercised options is calculated by subtracting the aggregate exercise price of the options from the aggregate market value of the shares of common stock subject thereto as of December 30, 2005.

(3)	On January 6, 2006, Parham Farahnik exercised options to purchase 3,876 shares of common stock at an average exercise price of $0.41. The value realized from this exercise, using the closing stock price on January 6, 2006, was $32,868.

Employment Contracts, Termination of Employment and Change in Control Arrangements

We have an agreement with Ms. Caroline Rook, under which Ms. Rook is entitled to receive severance payments equal to six months’ base salary in the event we undergo a change in control and Ms. Rook’s employment is terminated without cause within six months of the change in control.

Our 1998 stock option plan, under which certain of our outstanding stock options were granted, provides that our directors, officers and key employees will be able to purchase the lesser of 25% of the shares subject to their option grant or the number of shares subject to their option grant that are then unvested, upon certain changes in control or upon termination without cause within six months after a change in control. Changes in control include any of the following: the merger, consolidation, other reorganization, with or into, or the sale of all or substantially all of our assets.

Certain Relationships and Related Party Transactions

As reported in the Company’s Current Report on Form 8-K filed on January 12, 2006, on January 9, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among RT Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, Rapidtext, Inc., a Delaware corporation (“Rapidtext”) and the stockholders of Rapidtext, pursuant to which the Company acquired all of the issued and outstanding capital stock of Rapidtext for an aggregate purchase price of approximately $9,750,000, consisting of cash and Company common stock. In connection with the Company’s acquisition of Rapidtext, Jerome Woods, the former President of Rapidtext, became Senior Vice President and General Manager of PeopleSupport Rapidtext, Inc. in January 2006. Mr. Woods, as a 55.89% stockholder of Rapidtext, was entitled to receive an aggregate purchase price of $4,904,348 and 64,002 shares of Company common stock for his shares of stock of Rapidtext, subject to the terms and conditions set forth in the Merger Agreement. In addition, Mr. Woods and Glory Johnson, who were the two largest stockholders of Rapidtext, own a commercial building and lease office space to the Rapidtext captioning subsidiary acquired by the Company. The space is leased pursuant to a lease agreement dated January 9, 2006 (the “Office Lease”). The rent under the Office Lease is approximately $10,250 per month, which the Company believes to be market for the area, and is for a term of 36 months, subject to early termination by the Company.

Transactions with Management and Our Principal Stockholders

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers. Insofar as indemnification purports to cover liabilities arising under the Securities Act for directors, officers and persons controlling us pursuant to the foregoing provisions, we understand that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The following report of the compensation committee does not constitute solicitation material, and shall not be deemed filed or incorporated by reference into any other filing by PeopleSupport under the Securities Act of 1933, or the Securities Exchange Act of 1934.

The compensation committee is comprised of three directors, all of whom meet the independence standards established under the rules of The Nasdaq Stock Market. The compensation committee is responsible for setting and administering the policies governing annual compensation of executive officers, considers their performance and makes recommendations regarding their cash compensation and equity grants to the full Board of Directors. The compensation committee expects, pursuant to its charter, to periodically review the approach to executive compensation and make changes as competitive conditions and other circumstances warrant and will seek to ensure PeopleSupport’s compensation philosophy is consistent with its best interests and is properly implemented.

The compensation committee met quarterly in 2005 to grant stock options and restricted stock units (“RSUs”) to certain employees and to determine quarterly bonuses for 2005 for our Chief Executive Officer.

Compensation Philosophy and Objectives

The compensation committee believes that compensation of PeopleSupport’s executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. It is the compensation committee’s philosophy to align the interests of PeopleSupport’s stockholders and management by integrating compensation with the PeopleSupport’s annual and long-term corporate and financial objectives. In order to attract and retain qualified personnel, PeopleSupport intends to offer a total compensation package competitive with companies in the business outsourcing industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance. The components of executive officer compensation consist of base salary, bonus stock options and RSUs, which are discussed below.

PeopleSupport generally intends to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code. Section 162(m) provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-traded corporation (other than certain exempt performance-based compensation) is limited to no more than $1 million per year. The non-exempt compensation paid in fiscal year 2005 to any of PeopleSupport’s executive officers, as calculated for purposes of section 162(m), did not exceed the $1 million limit, and PeopleSupport does not expect that the non-exempt compensation to be paid to any of its executive officers for fiscal 2006 will exceed the $1 million limit.

Chief Executive Officer Compensation

Mr. Rosenzweig’s base salary and bonus has been determined by the compensation committee of the Board based on Mr. Rosenzweig’s individual performance, objectives of the Company and length of tenure with

PeopleSupport, taking into account economic and industry conditions. In 2005, Mr. Rosenzweig received a base salary of $275,000 and quarterly performance bonuses, and was entitled to use a company paid car. Under a bonus arrangement established for Mr. Rosenzweig before the Company’s initial public offering, he was entitled to a quarterly bonus based on company performance criteria. Since our initial public offering, the compensation committee has been responsible for approving Mr. Rosenzweig’s quarterly bonus based on established criteria. In 2005, the compensation committee awarded Mr. Rosenzweig a bonus of $49,246, $39,209, $40,905 and $42,724 for the first, second, third and fourth quarter, respectively.

In 2005, the compensation committee engaged an executive compensation consulting firm to review the compensation of PeopleSupport’s Chief Executive Officer and other executives. As a result, in October 2005, the compensation committee recommended, and the full Board of Directors approved, changes to the compensation of the Company’s senior executives and non-employee members of the Board. Based on available compensation data for publicly-traded business process outsourcing companies and other publicly-traded companies that the compensation committee and the compensation consultant considered to be within PeopleSupport’s peer group, it was determined that the PeopleSupport’s cash and equity compensation for senior executives and non-employee directors was generally below the market median compensation provided by peer group companies.

The compensation committee therefore recommended, and the Board of Directors adopted, increases in cash and equity compensation for the Company’s Chief Executive Officer and other senior executives and non-employee directors to bring their compensation more in line with the compensation of the peer group companies to enhance the Company’s ability to attract and retain key executives and non-employee directors. The new equity packages for senior executives and non-employee directors were put in place in October 2005, and the new cash compensation arrangements were effective January 2006. The new arrangements were reported in detail for certain senior executives in the Company’s Current Report on Form 8-K filed on October 26, 2005 and are also reported elsewhere in this proxy statement.

Based on the changes to executive compensation approved by the Board of Directors in October 2005, Mr. Rosenzweig’s cash and equity compensation packages, and certain benefits, were adjusted. Effective January 2006, Mr. Rosenzweig’s annual base salary was increased to $325,000. For 2006, it is intended that Mr. Rosenzweig will no longer receive quarterly bonuses, but will instead have a target annual bonus of 75% of his base salary (or $243,750) to be paid after year end. He will be eligible for his 2006 bonus based on achieving individual and company performance objectives to be established by the compensation committee. In addition, beginning in January 2006, Mr. Rosenzweig no longer had use of a company paid car. Regarding equity compensation, in October 2005 Mr. Rosenzweig was granted an option to purchase 112,500 shares of common stock at an exercise price of $7.23 per share, which vests over four years. At the same time, Mr. Rosenzweig also received RSUs covering 12,500 shares of common stock, which vest over three years and entitle Mr. Rosenzweig to receive an equal portion of the shares each time they vest.

The compensation committee intends to periodically re-evaluate Mr. Rosenzweig’s bonus, salary and equity compensation to determine whether it provides appropriate incentives for Mr. Rosenzweig and aligns his interests with that of the Company and the stockholders.

Other Executive Officer Compensation

The compensation committee also reviews compensation for executive officers other than the Chief Executive Officer. The compensation committee considers recommendations from the Chief Executive Officer regarding the compensation of other senior executives, as well as market data and other information regarding base salaries and other incentives paid to executive officers of other companies within its industry. Based on this information, the compensation committee sets the salary level of each executive officer on a case by case basis, taking into account the individual’s level of responsibilities and performance. The Chief Executive Officer is involved in final decisions on base salary adjustments for executives other than the Chief Executive Officer.

The compensation committee believes that a portion of executive officer compensation should be contingent upon PeopleSupport’s performance and an individual’s contribution to its success in meeting corporate and financial objectives. As a result, bonuses paid for fiscal 2005 were determined on a case by case basis based on individual and Company achievements.

As discussed above, in October 2005, the Board of Directors approved changes to compensation for senior executives based on recommendations of the compensation committee made after working with a compensation consulting firm. Cash and equity compensation packages, were adjusted for senior executives. The new arrangements were reported in detail for certain senior executives in the Company’s Report on Form 8-K filed on October 26, 2005 and are also reported elsewhere in this proxy statement. The new arrangements included stock option and RSUs grants made in October 2005, as well as increases to base salaries effective January 2006. Target bonuses for 2006 were also increased over 2005 levels, and may be paid based on achievement of Company and individual performance goals to be set by the compensation committee based in part on recommendations from the Chief Executive Officer.

Compensation for senior executives will be periodically reexamined by the compensation committee based on individual and corporate performance criteria, tenure with PeopleSupport, and economic and industry conditions.

Equity Grants

The compensation committee administers equity grants under PeopleSupport’s 2004 Stock Incentive Plan (the “Plan”) for executive officers, employees, consultants and non-employee members of the Board of Directors. Under the Plan, the committee authorizes option grants to purchase PeopleSupport’s common stock, generally with an exercise price equal to the fair market value of one share of the common stock of PeopleSupport, Inc. as traded on the Nasdaq National Market on the date of grant. In October of 2005, the compensation committee, with full Board of Directors’ approval, also authorized the Company to grant RSUs under the Plan, pursuant to which the recipient is issued shares each time the RSU vests.

The compensation committee believes that providing executive officers who have responsibility for PeopleSupport’s management and growth with an opportunity to increase their ownership of PeopleSupport stock aligns the interests of the executive officers with those of the stockholders. Accordingly, the compensation committee, when reviewing executive officer compensation, also considers stock option grants and RSUs as appropriate. At its discretion, from time to time the compensation committee may also grant options and RSUs based on individual and corporate achievements. The compensation committee determines the number of shares underlying each stock option grant or RSU based upon the executive officer’s and PeopleSupport’s performance, the executive officer’s role and responsibilities, the executive officer’s base salary and comparison with comparable awards to individuals in similar positions in the industry.

Respectfully submitted on April 24, 2006 by the members of the compensation committee of the Board:

Michael Edell (Chairman)
Adam Berger
Frank Perna

Proposal 2

Ratification of the Appointment of Independent Registered Public Accounting Firm

The audit committee has appointed BDO Seidman, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Your Board has endorsed this appointment. BDO has audited our consolidated financial statements since 2002. Representatives of BDO are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of BDO to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

Audit and Non-Audit Fees

The following is a summary of the fees billed to us by BDO for professional services rendered for the fiscal years ended December 31, 2005 and December 31, 2004:

Fee Category	Fiscal 2005 Fees	Fiscal 2004 Fees

Audit Fees(1)	$499,327	$533,478
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$499,327	$533,478

(1)	Audit fees consist of aggregate fees billed for professional services rendered in each of the last two fiscal years for the audit of our annual financial statements, the review of quarterly financial statements, statutory audits of the our foreign operations, review of our effort to comply with the Sarbanes-Oxley Act Section 404 requirements regarding internal control over financial reporting, accounting consultations and other attestation services. The decrease in 2005 versus 2004 is primarily due to audit fees related to the Company’s initial public offering included in fiscal 2004, partially offset by increased Sarbanes-Oxley Act Section 404 related services in fiscal 2005.

Audit Committee Pre-Approval Policies and Procedures

It is PeopleSupport’s policy that all audit and non-audit services to be performed by its independent registered public accounting firm be approved in advance by the audit committee.

Required Vote

Ratification of the appointment of BDO requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the audit committee will review its future selection of our independent registered public accounting firm, but will not be required to select a different independent registered public accounting firm.

Your Board of Directors recommends a vote FOR ratification of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year ending December 31, 2006.

Stockholder Proposals for the 2007 Annual Meeting

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2007 annual meeting of stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by PeopleSupport’s Secretary no later than December 6, 2006. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail — Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2007 annual meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, the Bylaws provide that we must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, we must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day we mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

Other Matters

Your Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Lance Rosenzweig
President, Chairman of the Board,
Chief Executive Officer and Secretary

Los Angeles, California
April 24, 2006

PeopleSupport’s 2005 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable photocopying charge per page to any requesting stockholder. Stockholders may make such request in writing to PeopleSupport, Inc. at 1100 Glendon Avenue, Suite 1250, Los Angeles, California 90024, Attention: Secretary. The request must include a representation by the stockholder that as of April 10, 2006, the stockholder was entitled to vote at the Annual Meeting.

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PeopleSupport, Inc.
c/o U.S. Stock Transfer Corporation
P.O. Box 27032
Glendale, CA 91225-9924

Dear Stockholder:

PeopleSupport encourages you to vote. Please send us your vote as soon as possible. Stockholders can also vote at the Annual Meeting on May 24, 2006.

Electronic Delivery of Proxy Materials

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are pleased to offer shareholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To participate, follow the instructions at www.peoplesupport.com.

Consolidated Mailing of Proxy Materials and Elimination of Duplicates

A single proxy statement and annual report will be delivered to multiple shareholders having the same last name and address, unless contrary instructions have been received from an affected shareholder. If you are a shareholder who shares the same last name and address as other shareholders of PeopleSupport and would like to receive a separate copy of current or future proxy statements and annual reports, please send a written request to PeopleSupport, Inc., Attn: PeopleSupport Shareholder Services, 1100 Glendon Ave., Suite 1250, Los Angeles, CA 90024. If you share the same last name and address as multiple shareholders and you would like PeopleSupport to send only one copy of future proxy statements, annual reports and other materials, please contact us at the above address.

Your vote is important. Thank you for voting.

▼   DETACH PROXY CARD HERE   ▼
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The Board of Directors recommends a vote “FOR” the following actions.

1. Election of Class II Directors

☐	FOR all nominees	☐	WITHHOLD for all nominees	☐	WITHHOLD for the following only: (write the name of the nominee in the space below)

2. Ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2006.

☐	FOR	☐	AGAINST	☐	WITHHOLD

						Mark box at right if you plan to attend the Annual Meeting	☐

						Mark box at right if an address change	☐

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

						SIGNATURE 1	DATE

						SIGNATURE 2 (JOINT OWNER)	DATE

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